CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2014, relating to the financial statements and financial highlights of The Gold Bullion Strategy Portfolio (the “Portfolio”), a series of the Advisors Preferred Trust, for the period ended December 31, 2013, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, “Organization and Management of Wholly Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 15, 2014